HINTO ENERGY, INC.
       5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com
      HINTO ENERGY, INC. ANNOUNCES RESERVE ESTIMATES FOR MASON LAKES FIELD

DENVER, CO, July 23, 2014, HINTO ENERGY, INC. (OTCQB: HENI) announces reserve estimates for its Mason Lakes oil field, located in Musselshell County, Montana.

The reserve study, which was conducted by SanTech Upstream, LLC, an independent, third party company, based in Farmington, New Mexico, indicated that the Mason Lake field could have a remaining production life of about 14.8 years with a 13% decline rate. The PV-10 value is estimated to be about $3,279,842. As primary recovery appears to not been completed, the field has an estimated remaining primary recovery of 2.48 MBO and a secondary recovery of 1,189.5 MBO. Hinto Energy owns a 95% working interest in the Mason Lake Field.

George Harris, the Company's Chief Executive Officer, remarked, "Our re-work efforts at the Mason Lakes Field, during the past few months and last summer, has resulted in a substantial increase in production, as we've recently announced. The results of the reserves study clearly supports our current rework efforts on the remaining producing wells in the field, and also indicate the potential for the drilling additional injection and production wells which will be part of the Phase Two development of the field. Harris continued, "With an estimated PV-10 Value of $3,279,842, we feel that the Mason Lakes Field provides a solid foundation for the Company to build out our daily oil production."

The Company intends to evaluate other production opportunities in close proximity to the Mason Lakes Field in Musselshell County, Montana and these acquisition opportunities may include existing production, potential upside from production enhancements and adequate spacing options for additional wells.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties, with current properties in Utah and Montana encompassing approximately 15,000 acres and 40 wells. The Company is based in Greenwood Village, Colorado.

Notice Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.                            Hanover Financial Services
Gary Herick, Vice President - Finance         Ronald J. Blekicki - President/CEO
5350 S. Roslyn Road                           6388 Clearview Road, Suite 100
Greenwood Village, CO 80111                   Boulder, CO 80303
(303) 647-4850                               (303) 494-3617
www.hintoenergy.com                      http://www.hanoverfinancialservices.com
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